EXHIBIT 3.1


                           ARTICLES OF AMENDMENT
                                 TO THE
                        ARTICLES OF INCORPORATION
                       OF LYRIC INTERNATIONAL, INC.


Article IV shall be amended to include a new Section 3 to read in its entirety as follows:

3.     Series B Convertible Preferred Stock

       (a)   Designation of Series B Convertible Preferred Stock.   100,000
shares of the Preferred Stock of the corporation shall be designated as Series B Convertible Preferred Stock, par value $100 (hereinafter referred to as "Series B Preferred Stock").

       (b) Dividends. The holders of the Series B Preferred Stock shall be entitled to cumulative dividends at the rate of 8% of the par value of the Series B Preferred Stock for each fiscal year of the corporation as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law.

       (c)   Liquidation Preference.

             (i) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the corporation's Common Stock by reason of their ownership thereof, all accrued but unpaid dividends on their respective shares of Series B Preferred Stock then held by them and no more (the "Series B Preferred Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the shares then held by them.

            (ii) A consolidation or merger of the corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall be deemed a liquidation, dissolution or winding up within the meaning of this Section if more than fifty percent (50%) of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the corporation immediately prior to such merger, consolidation or sale. In such event, the Series B Preferred Liquidation Preference may be paid in cash or securities of any entity surviving such liquidation event.

       (d) No Voting Rights. The holder of each share of the Series B Preferred Stock shall not be entitled to vote for any matter brought before the holders of the corporation's Common Stock.

       (e) Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

             (i)   Right to Convert.

                   (1) Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for the Series B Preferred Stock, into the corporation's Common Stock during the period commencing on January 1, 1999 until December 31, 1999 (the "Expiration Date"). The number of shares of Common Stock into which one share of Series B Preferred Stock will be converted will be equal to $100 divided by the Series B Conversion Price (as hereinafter defined) then in effect, such conversion ratio being referred to as the "Series B Conversion Rate." The Series B Conversion Price will be equal to the average closing price of the corporation's Common Stock traded over the counter, or on Nasdaq or any national exchange (the "Average Closing Price") for the ten trading days immediately prior to the Conversion Effective Date (as hereinafter defined). All shares of Series B Preferred Stock shall automatically be converted to shares of the corporation's Common Stock on January 1, 2000 at the Series B Conversion Rate based on the Average Closing Price for the ten trading days immediately prior to January 1, 2000.

                   (2) Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Series B Preferred Stock, and any fractional share that otherwise would result from conversion by a holder of all of such holder's shares of Series B Preferred Stock (in the aggregate) will be redeemed by payment in an amount equal to such fraction of the then effective Series B Conversion Price as promptly as funds legally are available therefor.

            (ii) Mechanics of Conversion. Any holder of Series B Preferred Stock wishing to convert shares of Series B Preferred Stock into Common Stock pursuant to Section 3(e)(i) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Series B Preferred Stock and will give the corporation written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Any conversion pursuant to Section 3(e)(i) shall be deemed to be effective for all purposes upon receipt by the corporation or a transfer agent for the Series B Preferred Stock of such certificates, duly endorsed, and such written notice and shall be deemed to have been made immediately prior to the close of business on the date thereof (the "Conversion Effective Date"). As soon as practicable after the effectiveness of any conversion of Series B Preferred Stock and receipt by the corporation or the appropriate transfer agent of certificates representing such Series B Preferred Stock, duly endorsed, together with written notice stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued, the corporation shall cause to be issued and delivered pursuant to the written instructions of the holder of the converted Series B Preferred Stock certificates representing the Common Stock into which such Series B Preferred Stock has been converted; provided, however, that the corporation shall not be required to issue certificates for Common Stock in any name other than that of the holder in the absence of assurances reasonably satisfactory to the corporation that all stamp and other transfer taxes relating to the transfer of such securities have been or will be paid. Notwithstanding any issuance or lack thereof of certificates representing Common Stock, from and after the effectiveness of any conversion of Series B Preferred Stock, the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated by the corporation for all purposes as the record holders of the Common Stock obtainable upon such conversion and shall cease to have any other rights of holders of Series B Preferred Stock.

           (iii) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, payable in additional shares of Common Stock or other securities or rights or any right to subscribe for or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation will deliver to each holder of Series B Preferred Stock at least thirty days' prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right. Any notices required by the provisions of this subsection will be deemed given when deposited in the United States mail, postage prepaid, directed to the address of a holder of shares of Series B Preferred Stock as it appears on the records of the corporation. Without limiting the obligation of the corporation to provide notice to the holders of shares of Series B Preferred Stock under this subsection, the failure of the corporation to give such notice shall not invalidate the corporate action.

            (iv) Reservation of Stock Issuable Upon Conversion. The corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as may be available to the holders of Series B Preferred Stock for such failure, the corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

             (v) Denial of Preemptive Rights. No holder of any shares of Series B Preferred Stock shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.